Reconciliations	Exhibit 99.2

	September 29, 2005	December 29, 2005	March 30, 2006	June 29, 2006	Four Quarters Ended June 29, 2006

Reconciliation of Net Income to EBITDA and Net Cash Provided by Operating Activities
(dollars in millions)
(unaudited)
Net income	$17.2	$35.1	$11.2	$16.6	$80.1
Interest expense, net	29.4	31.7	31.1	29.4	121.6
Provision for income taxes	11.8	23.3	7.5	11.3	53.9
Depreciation and amortization	51.0	51.2	49.7	50.7	202.6
EBITDA	109.4	141.3	99.5	108.0	458.2
Interest expense, net	(29.4)	(31.7)	(31.1)	(29.4)	(121.6)
Provision for income taxes	(11.8)	(23.3)	(7.5)	(11.3)	(53.9)
Deferred income taxes	(3.0)	(8.7)	(1.1)	(3.7)	(16.5)
Loss on debt extinguishment	—	—	0.9	31.6	32.5
Changes in operating assets and liabilities	4.0	99.0	(53.3)	11.5	61.2
Other items, net	10.8	2.8	13.5	8.2	35.3
Net cash provided by operating activities	$80.0	$179.4	$20.9	$114.9	$395.2

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)
(unaudited)
EBITDA	$109.4	$141.3	$99.5	$108.0	$458.2
Loss on disposal and impairment of operating assets	7.6	(0.2)	5.7	5.1	18.2
Restructuring expenses and amortization of deferred stock compensation	1.5	1.9	0.1	—	3.5
Share-based compensation expense	—	—	2.0	2.1	4.1
Joint venture employee compensation and depreciation and amortization	2.5	2.5	2.1	1.3	8.4
Loss on debt extinguishment	—	—	0.9	31.6	32.5
Minority interest and other, net	(0.1)	—	—	0.1	—
Adjusted EBITDA (1)	$120.9	$145.5	$110.3	$148.2	$524.9

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in millions)
(unaudited)
Net cash provided by operating activities	$80.0	$179.4	$20.9	$114.9	$395.2
Capital expenditures	(28.0)	(41.2)	(18.5)	(36.9)	(124.6)
Proceeds from asset sales	19.6	26.3	1.9	3.1	50.9
Free cash flow (1)	$71.6	$164.5	$4.3	$81.1	$321.5

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, loss on disposal and impairment of operating assets, restructuring expenses and amortization of deferred stock compensation, share-based compensation expense, joint venture employee compensation and depreciation and amortization, minority interest and other, net, and loss on debt extinguishment) was approximately $524.9 million, or 20.5%  of total revenues, for the four quarters ended June 29, 2006.  We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the performance and liquidity of our Company.  EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitutes for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity.  In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management's discretionary use.  For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2006.  EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.